Exhibit 5

FAEGRE & BENSON LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

612-766-7212

March 19, 2004

Board of Directors

BUCA, Inc.

1300 Nicollet Mall, Suite 5003

Minneapolis, MN 55403

Ladies and Gentlemen:

In connection with the proposed registration under the Securities Act of 1933, as amended, of 3,300,000 shares of Common Stock, par value $.01 per share, of BUCA, INC., a Minnesota corporation (the “Company”), proposed to be sold by certain selling shareholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to such shares (the “Registration Statement”), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

1.	The Company is a corporation existing under the laws of the State of Minnesota.

2.	The shares of Common Stock proposed to be sold by the selling shareholders named in the Registration Statement have been legally and validly issued and are fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

Very truly yours, FAEGRE & BENSON LLP

By:	/s/ Douglas P. Long

Douglas P. Long